Exhibit 10(dddd.2)

PHYSICIANS’ RECIPROCAL MANAGERS, INC.
(Hereinafter called the “Company”)

PROGRAM MANAGER’S AGREEMENT

with

PROFESSIONAL MEDICAL ADMINISTRATORS, L.L.C.
(Hereinafter called the “Manager”)

PROGRAM MANAGER’S AGREEMENT

TABLE OF CONTENTS

TERM OF AGREEMENT	1

APPOINTMENT OF MANAGER; LINES OF AUTHORITY	1
Lines of Authority	1
Territory	1
Exclusions	1
Reinsurance Availability	1

MANAGER’S DUTIES AND RESPONSIBILITIES	2
Solicitation	2
Binding of Risks	2
Policy Issuance	2
Risks Bound	2
Premium Rates	2
Compliance with Manuals	2
Premiums	3
Accounting	3
Fiduciary Capacity	3
Credit Extensions	4
Company Property	4
Manager Expenses	4
Legal Compliance	4
Governmental Contacts	4
Claim Notification	4
Premium Financing	4
Competent Staff	5
Company Interests	5
Accurate Records	5
Audit	5
Services	5
Licenses	5
Policy Cancellation	6
Sub-Producers	6
Manager’s Data Base	6
Catastrophe Funds	7

CLAIMS SETTLEMENT	7

MANAGER’S COMPENSATION	7
Production and Administration Commission	7
Unearned Commissions	7

-ii-

TABLE OF CONTENTS (continued)

ADVERTISING	8

REPRESENTATION WITH RESPECT TO POLICIES	8

INSURANCE OF MANAGER	8
Errors and Omissions	8
Comprehensive General Liability	8
Employee Dishonesty	8

INDEMNIFICATION	8
Manager	8
Company	9

FLAT CANCELLATION	9

OWNERSHIP OF EXPIRATIONS	9
Underwriting Records and Files	9
Account and Payment Delinquency	9
Limited License	10
Default	10

SUSPENSION OF MANAGER’S AUTHORITY	10
Administrative Allegation	10
Criminal Offense	10
Default	11

TERMINATION OF AGREEMENT	11
Company May Terminate	11
Immediately	11
Upon Thirty (30) Days’ Notice	11
Either Company or Manager	12
Manager May Terminate this Agreement Immediately	12

CONTINUING DUTIES OF MANAGER AFTER TERMINATION	12

WAIVER OF STATUTORY TERMINATION RIGHTS OF MANAGER	13

DISPUTE RESOLUTION	13

-iii-

TABLE OF CONTENTS (continued)

OTHER TERMS AND CONDITIONS	13
Waiver and Estoppel	13
Notice and Cure	13
Conflict with Law	14
Assignment	14
Headings	14
Governing Law	14
Honorable Undertaking	14
Promptly	14
Notices	14
Independent Contractor	14
Negotiated Agreement	15
Entire Agreement	15
Third Party Beneficiary	15
Confidentiality	15

EXHIBIT A (THE BUSINESS)	17

EXHIBIT B (CLAIMS AUTHORITY)	18

-iv-

PROGRAM MANAGER’S AGREEMENT

This AGREEMENT is made between Professional Medical Administrators, L.L.C., with offices located at 111 East Shore Road, Manhasset, New York 11030, (hereinafter referred to as “Manager”), and Physicians’ Reciprocal Managers, Inc. with offices located at 2 North Second Street, 7th Floor, Harrisburg, Pennsylvania 17101-1604 (hereinafter referred to as the “Company”).

Manager and the Company agree as follows:

ARTICLE I

TERM OF AGREEMENT

This Agreement shall have an effective date of January 1, 2004. It will continue until terminated under the provisions of Article XIII.

ARTICLE II

APPOINTMENT OF MANAGER; LINES OF AUTHORITY

The Company appoints Manager for the Company as follows:

A.
Lines of Authority: Manager’s appointment and authority extends to the classes of business, policies of insurance, including all endorsements (the “Policies”); and lines and limits of insurance described in Exhibit A attached to this Agreement (the “Business”).

B.	Territory: Manager’s appointment and authority extends to risks principally located in the United States.

C.	Exclusions: Manager’s appointment and authority is subject to any exclusions set forth in Exhibit A.

D.	Reinsurance Availability: Manager’s appointment and authority for Business written under this Agreement is subject to the following:

1.
That the Company is able to obtain and maintain in force at all times reinsurance satisfactory to the Company for the Business, and such reinsurance shall be satisfactory if consistent with its customary or usual standards.

2.
Obtaining reinsurance is the sole responsibility of the Company. When the Company obtains satisfactory reinsurance for all or some of the Business, the Company will notify Manager, in writing, that Manager may write and bind those classes of business, policies, and lines and limits of insurance for which reinsurance has been obtained.

3.
If reinsurance is terminated or no longer in full force and effect for all or any part of the Business, Manager’s authority for the Business affected shall be suspended, or limited immediately upon notice to Manager from the Company, and until further notice.

4.	The Company will use its best efforts to maintain satisfactory reinsurance.

ARTICLE III

MANAGER’S DUTIES AND RESPONSIBILITIES

Manager will faithfully perform all of its duties consistent with industry standards. The Manager’s duties include the following:

A.
Solicitation: To solicit risks and classes of risk at limits and for lines of insurance authorized in Exhibit A, that in their pricing and insurability meet or exceed that underwriting and pricing standards from time to time established by the Company in writing.

B.
Binding of Risks: To bind risks only in accordance with Exhibit A and any other underwriting and pricing standards from time to time established by the Company in writing, and to forward to the Company for acceptance all other risks.

C.
Policy Issuance: To timely and properly issue, deliver and execute or countersign Policies, certificates, endorsements, and binders on forms approved by the Company and appropriate regulatory authorities, as required by law, for the Business described in Exhibit A, and to make, as may be required and in a timely manner, notice of, certify or provide evidence of coverage of Policies to the appropriate governmental agencies.

D.	Risks Bound: To give the Company written notice for each risk or Policy bound or written under this Agreement as part of reporting to the Company as described in Article III (H).

E.
Premium Rates: To quote accurate and adequate premiums and rates for Policies bound or written under this Agreement in compliance with the approved and applicable rating manuals or rating plans of the Company.

F.
Compliance with Manuals: To comply fully, timely and promptly with all manuals, rules, regulations, guidelines, instructions and directions issued in writing by the Company and provided to Manager relating to the Business covered by this Agreement.

G.
Premiums: To bill for and collect all premiums due on all Policies bound or written under this Agreement, and payments shall be sent to and made payable to Pennsylvania Physicians’ Reciprocal Insurers and its reinsurer as their interests appear.

H.	Accounting: To timely account for the Business as follows:

1.
Manager shall prepare, in a form acceptable to the Company, and forward to the Company on a monthly basis, within fifteen (15) days of the end of each calendar month, a detailed bordereau and statement of account for the period (the “Account”), which Account will include all business written during the prior month. The Account shall include for each authorized line of insurance such information as the Company may request, including but not limited to the following:

a.	Gross Written Premium;
b.	Net Written Premium;
c.	Policies issued or bound;
d.	Policies cancelled;
e.	Premium adjustments due to endorsements or audits;
f.	Commissions payable to Manager, and
g.	Net Balance Due;
h.	Losses Paid;
i.	Loss Adjustment Expenses Paid;
j.	Case Reserves.

2.	Manager shall pay the Company balances due within forty-five (45) days of the end of each calendar month to correspond to bordereau required in Article III (H)(1) above.

3.	Cumulative reports from the beginning of each calendar year shall also be made on a monthly basis, within fifteen (15) days of the end of each such respective period.

4.	The Company may offset any balance or balances due from the Manager under this Agreement with any balance the Company holds due the Manager.

I.
Fiduciary Capacity: To deposit and hold all premiums and other amounts received by the Manager on behalf of the Company in a fiduciary capacity in accordance with applicable statutes and regulations and in a separate bank account or accounts clearly identifiable by name as for funds so held. The Company may, at its sole discretion, grant the Manager permission, where allowable by law, to commingle fiduciary funds held by the Manager for or on behalf of the Company with funds so held by the Manager on behalf of other insurers, provided that a separate, accurate and verifiable accounting is maintained on the books of the Manager. Provided the Manager has, in accordance with the terms of this Agreement, accounted for and paid to the Company all premiums and other monies legally due and owing, any investment income produced from the fiduciary funds held on behalf of the Company by the Manager shall vest and become the property of the Manager.

J.
Credit Extensions: To assume the obligation for any extensions of credit to insureds and policyholders, and to be fully responsible for the full amount of the premium due the Company on risks or Policies written or bound under this Agreement whether or not Manager has collected the premium due from Policyholder and/or its authorized representative.

K.
Company Property: To safeguard, maintain and account for all the Company Policies, forms, manuals, equipment, supplies or anything else furnished to Manager by the Company, all of which shall remain the property of the Company. Manager will return all property to the Company promptly upon demand.

L.
Manager Expenses: To pay, assume the obligation for and to be fully responsible for costs and expenses associated with the Manager’s performance of conducting its business under this Agreement, including: travel expense, employee and clerical salaries, benefits and expenses, fees, countersignature fees and expenses, policy printing, postage, advertising, exchanges, license fees, etc.

M.
Legal Compliance: Manager shall use all reasonable effort to monitor and enforce full compliance of such qualified and designated subagents and brokers with all laws, regulations, rules and requirements applicable to Manager’s activities, and, in addition, all written instructions provided from time to time by the Company concerning underwriting requirements and regulatory compliance in general; provided, however, that such written instructions shall not unreasonably alter or amend the terms of this Agreement.

N.
Governmental Contacts: To promptly notify the Company in writing of all contacts and correspondence received from insurance regulatory and other governmental authorities by Manager or its designated subagents or brokers, to forward promptly upon receipt all summonses, complaints, subpoenas or other court documents, and to cooperate fully with the Company in making any responses.

O.
Claim Notification: To immediately notify the Company in writing of all claims, suits and losses and to cooperate fully with the Company to facilitate the investigation, adjustment, settlement and payment of each and all claims and to assist the Company in the collection of deductible due and salvage or subrogation.

P.
Premium Financing: To promptly and appropriately respond to all correspondence and notices related to financing or proposed financing of premiums on Policies issued under this Agreement, and forward copies to the Company. The Manager shall not accept premium financing on policies for which the premium is provisional, deposit, minimum, or otherwise adjustable. The Manager is not and shall not hold itself out as the agent of the Company for the purpose of obtaining premium financing. The Company reserves the right to refund premiums directly to the premium finance company upon cancellation of a policy(ies). The Manager shall refund applicable commission to the premium finance company in the event of a cancellation of a policy(ies). The Manager is responsible for collecting the gross written premium of any financed policy(ies) regardless of the financing of the premium.

Q.	Competent Staff: To maintain sufficient supplies and equipment and a staff of competent and trained personnel, to produce, develop, underwrite, and supervise the Business covered by this Agreement.

R.	Company Interests: To promote and safeguard the best interests and good name of the Company.

S.
Accurate Records: To keep and maintain separate, identifiable, orderly, accurate, complete and timely records and accounts of all business and transactions pertaining to Policies bound or written under the Agreement, including complete underwriting and rate files. Such records and files may be copied by the Manager at the Manager’s expense, but shall at all times remain the property of the Company. Manager shall also implement a “Disaster Plan” to ensure that copies of said records and files would be available in the event of a disaster and shall provide a copy of said Plan to the Company within thirty (30) days of the execution of this Agreement.

T.
Audit: To permit the Company during the term of this Agreement and as long as the Company considers necessary, to visit, inspect, examine, audit and verify, at Manager’s offices or elsewhere, at such times and as often as the Company may deem appropriate, with or without prior notice, any of the properties, accounts, files, documents, books, reports, work papers and other records belonging to or in the possession or control of Manager or of any person relating to the Business covered by this Agreement. The Company shall also be entitled to audit such records and accounts of manager so as to determine Manager’s financial worth. The Company may make copies and extracts as may be reasonably necessary. The Company may conduct any audit through any person or persons it may designate. Manager shall, at the Company’s request, promptly provide the Company with statements of Manager’s financial worth prepared by a certified public accountant. However, if this Agreement has been terminated, forty-eight (48) hours notice is required by the Company to Manager, and the information obtained on such audit shall not be used by the Company in competition with Manager.

U.
Services: To provide for all usual and customary services to Insureds, Policyholders and sub-producers including, but not limited to, delivery of Policies, return of premiums due Insureds or Policyholders, if such premiums are in possession of Manager, and timely, appropriate responses to complaints, except as specified in Article III (N), above.

V.
Licenses: To obtain and provide the Company, upon request, with copies of all licenses and permits required by Manager for the proper conduct of its duties under this Agreement. In the event the Manager will comply with licensing laws by utilizing the license of a principal director, officer or employee, then Manager promises, warrants and guarantees that the licensee will comply with all requirements of this Agreement and specifically with this Paragraph. In the event that any license the Manager utilizes to fulfill the requirements of the Agreement expires, terminates or is suspended for any reason, this Agreement terminates automatically and the Company may avail itself of any rights provided under Article XIII of this Agreement. The Manager shall be responsible to assure that all business is properly countersigned. The Manager shall be responsible for and pay any necessary counter-signature expense. The Company shall not be responsible for payment of any countersignature expense.

W.
Policy Cancellation: To cancel or otherwise terminate risks or Policies bound or written by or through Manager as required by applicable underwriting standards and consistent with applicable regulatory and Policy conditions. The Company shall always retain the right to direct the termination of Policies by direct notice to the Insured or Policy holders. Manager shall not make, permit, or cause general or indiscriminate cancellations, terminations or replacements of Policies. Manager shall be responsible for notifying governmental agencies or other persons for whom Manager has certified coverage or provided evidence of insurance. No cancelled or terminated policy may be reinstated without the prior written approval of the Company.

X.	Sub-Producers:

1.
To accept proposals for insurance from other duly licensed agents or brokers. Manager shall determine the compensation payable to such other agents or brokers on proposals it accepts. The parties agree that any amounts paid such other agents or brokers will come from the compensation payable to Manager pursuant to Article V. Manager is responsible for the billing and collection of premium whether collectible or not, and payment of compensation for all such insurance placed with the Company by such agents or brokers.

2.	To use the facilities of properly licensed agents, brokers or solicitors to conduct business in all jurisdictions in which it intends to solicit or write the Business.

Y.	Manager’s Data Base:

1.
Within thirty (30) days from the execution of this Agreement, Manager shall provide to the Company, at the expense of the Manager, copies of the Manager’s Data Base in form and content satisfactory to the Company. Said Data Base shall be utilized by the Company only in the event Manager’s copy is unavailable or inaccessible and/or in performing any services relating to the Business in the event of termination of this Agreement. The term “Data Base” for purposes of this Agreement shall consist of a record or records, of information relating to the Business maintained by Manager or Manager’s computer containing at a minimum, but without limitation, the following information:

a.	Name of Insured, address, policy number, effective and expiration dates.

b.	By policy number, limits and coverages.

2.
Manager’s Data Base so provided shall be updated not less frequently than quarterly, within twenty-five (25) days after the end of each quarter. Such updates shall include supplemental Data Base information of transactions relating to the Business since the last such update of Data Base information.

3.
Manager shall take the necessary steps to enable the Company to use any computer software utilized by Manager to monitor the Business, underwriting or otherwise service the Business or perform any other services under this Agreement (“the software”), including but not limited to obtaining a license, pursuant to this provision.

Z.	Catastrophe Funds:

Determine applicability to the business of the Program of any state-mandated catastrophe or other special assessment fund, including, but not limited to state guaranty funds. If applicable, the Manager shall determine premium surcharges, collect funds from the insureds, and regularly remit all such funds directly to the catastrophe or other special assessment fund and shall send the Company a report detailing premium surcharge calculations and indicating amounts payable to the applicable state(s).

ARTICLE IV

CLAIMS SETTLEMENT

Manager has no authority to adjust, compromise, settle or pay any claim made on the risks or Policies written or bound under this Agreement. However, the Manager shall act as a claims consultant without fee to assist the Company.

The Manager will not be reimbursed by the Company for the salaries, office expenses or any other expenses incurred in the handling of claims unless otherwise expressly agreed to in writing by the Company.

ARTICLE V

MANAGER’S COMPENSATION

The Company will pay the Manager as full compensation for all of its duties and responsibilities under this Agreement as follows:

A.
Production and Administration Commission: Manager shall be entitled to receive a production and administration commission of 14% of Net Written Premium received by the Company on Policies bound or written under this Agreement. (Net = Gross less D.D.R. reserve).

B.
Unearned Commissions: Manager shall promptly refund pro-rata to the Company Production and Administration Commissions (including commissions paid to sub-producers) on cancellations, refunds and return premiums. Alternatively, the Company and Manager, at the option of the Company, may make premium adjustments by debits of monies due Manager.

ARTICLE VI

ADVERTISING

Manager will not refer to the Company or the Business covered by this Agreement in any advertisement, letter, circular, pamphlet or other publications or written statement without the prior written consent of the Company. Whether or not the Company gives its consent, the Company will not be responsible for any advertising expense.

ARTICLE VII

REPRESENTATION WITH RESPECT TO POLICIES

Manager will not make, and will make a good faith effort not to allow any other person to make, any written representation to applicants, Insureds, Policyholders or claimants as to the existence or extent of coverage either available from the Company or under a Policy that is not consistent with the terms and conditions of coverages available from the Company or of a Policy.

ARTICLE VIII

INSURANCE OF MANAGER

Manager will maintain for as long as this Agreement remains in force with insurers and on forms acceptable to the Company:

A.	Professional Errors and Omissions policy in an amount of $2,000,000;

B.	Comprehensive General Liability policy in an amount of $1,000,000;

C.	Blanket Employee Dishonesty bond covering all employees of Manager in an amount of $500,000.

The Company may require certificates of insurance or other evidence that the insurance required by this Article is in force.

ARTICLE IX

INDEMNIFICATION

A.
Manager shall be responsible to the Company and shall indemnify, save, defend and hold the Company, including its affiliates, and all officers, directors and employees, harmless against any and all claims, suits, hearings, actions, damages of any kind, liability, fines, penalties, loss or expense, including attorney’s fees caused by or resulting from any allegation of any misconduct, error, omission, or other act; or breach of this Agreement by Manager, or Manager’s employees, or representatives, unless the conduct giving rise to the allegation was performed at the specific direction of the Company, provided Manager has not contributed to or compounded the act alleged. Manager shall also indemnify the Company for any surplus lines taxes which may be owed by any insured of the Company or an appointed surplus lines broker of such insured on Business which has not been paid in compliance with applicable law.

B.
The Company shall be responsible to Manager and shall indemnify, save, defend and hold Manager harmless against any and all claims, suits, hearings, actions, damages of any kind, liability, fines, penalties loss or expense, including attorney’s fees caused by or resulting from any allegation of any misconduct, error, omission or other act; or breach of this Agreement by the Company, or the Company’s employees, or representatives, unless the conduct giving rise to the allegation was performed at the specific direction of Manager, provided the Company has not contributed to or compounded the act alleged.

ARTICLE X

FLAT CANCELLATION

A.
If a policy is cancelled flat (back to the date of inception of the Policy), the originals of the cancelled Policy or a Lost Policy Release shall be promptly forwarded by Manager to the Company. Manager will not cancel flat a Policy after it has been in effect for more than thirty (30) days without the prior written consent of the Company, unless cancellation is requested by the insured or required by state law.

B.	An appropriate premium charge shall be made for any Policy in force for a period in excess of thirty (30) days.

ARTICLE XI

OWNERSHIP OF EXPIRATIONS

A.
Records of Insureds, Policyholders and Policies and their use and control for solicitation of Business written or bound by or through Manager (“expirations”), as between Manager and the Company, shall be the sole and exclusive property of Manager except:

1.	Underwriting Records and Files: As described in Article III (T) above.

2.
Account and Payment Delinquency: If Manager’s authority under this Agreement is suspended or terminated in part or in full for a material breach of this Agreement, or Manager fails to render all accounts due or pay any amounts due to the Company except minor accounting differences, and Manager fails to cure the breach on five (5) days notice from the Company to Manager, the Company will be entitled to solicit, write and to sell insurance to any and all existing Insureds or Policyholders written by or through Manager. The expirations will vest in and become the sole and exclusive property of the Company.

3.
Limited License: If the Manager’s authority is suspended or terminated under this Agreement, and if any applicable insurance law or regulation prohibits the Company from terminating any Policies or obligates the Company to continue or to renew, directly or through another producer of the Company, any Policies, or Insured or Policyholders previously bound or written under this Agreement, then the Company shall be permitted and is hereby granted by Manager a limited license in, and a right to use the expirations of those Policies, Insured and Policyholders to permit the Company to comply within its reasonable discretion and in good faith.

4.
Default: If this Agreement is terminated by the Company for a reason that permits immediate notice of termination to Manager under Article XIII, the expiration will vest in and become the sole and exclusive property of the Company.

B.
Upon the occurrence of any event which gives rise to the vesting of the ownership of expirations in the Company, the Company make take immediate possession of all records relating to those expirations and Manager shall upon request immediately gather such records together at Manager’s principal place of business and allow the Company access to take possession of those records. The Company may service those expirations directly or dispose of them in any commercially reasonable manner. The Company may collect premiums directly from any Insured or Policyholder who has not made payment to Manager.

C.
If, in disposing of Manager’s records and expirations, the Company does not realize sufficient money to discharge in full any and all of Manager’s indebtedness to the Company (including reasonable costs incurred by the Company in connection with its recovery and disposal of the records and expirations), Manager will remain liable to the Company for the balance of the Manager’s indebtedness to the Company. Manager shall have no right to or interest in any commissions which may be generated as a result of the Company’s servicing those expirations.

D.
If there is any excess over the Manager’s indebtedness to the Company (including any cost incurred by the Company in connection with its recovery and disposal of records and expirations) realized by the Company, it shall be remitted to Manager.

ARTICLE XII

SUSPENSION OF MANAGER’S AUTHORITY

The Company may, by immediate notice to Manager, suspend any part or all of Manager’s authority under this Agreement for such time as the Company may deem necessary to protect its interests or reputation if any of the following occur:

A.	An administrative allegation of violation of insurance law or regulation against Manager or any of Manager’s executive officers by an insurance regulatory agency;

B.	The Manager or any of Manager’s executive officers is indicted for a criminal offense, the conviction of which would permit termination of Manager under this Agreement; or

C.	The default of Manager under this Agreement, or delinquency by Manager in timely remitting accounts and monies to the Company, Insureds or Policyholders.

ARTICLE XIII

TERMINATION OF AGREEMENT

A.	The Company may terminate this Agreement as follows:

1.	Immediately upon notice to Manager in the event of:

a.	License Suspension or Revocation: An order of suspension or revocation of Manager’s license by any insurance regulatory authority; or

b.
Ownership Change: A significant change in the ownership or management or in the event of the execution of an agreement of sale, transfer or merger of Manager without prior notice and consent of the Company; or

c.
Misapplication of Funds: A misapplication, misdirection, or misappropriation by Manager of funds or property of the Company or funds received for it or Policyholders by Manager, or in the event of failure by Manager to remit to the Company or Policyholders, funds due promptly after written demand therefore by the Company; or

d.
Default: A material default under this Agreement by Manager or Manager’s failure to timely and fully comply with the Company’s directives, rules, regulations or manuals in connection with this program; or

e.
Conviction: A charge brought against Manager or any of Manager’s executive officers of violation of the insurance laws or regulations of any jurisdiction or of any law constituting a felony in the jurisdiction in which committed, or of any law whose violation reflects adversely upon the honesty or integrity of Manager or any of Manager’s executive officers whether or not classified as a felony; or

f.	Bankruptcy: Bankruptcy, receivership or common law composition of creditors whether by the Manager voluntarily or involuntarily.

2.	Upon thirty (30) days’ notice to Manager in the event of:

a.
Excessive Complaints: The number of complaints received by the Company relating to Manager’s performance and service to Insureds, Policyholders, sub-producers or members of the public is excessive, as may be determined by the Company in its sole discretion; or

b.	Adverse Legislation: Enactment of legislation which in the opinion of the Company would adversely affect the Company’s rights under this Agreement or liabilities under the Policies; or

c.	Conflict with Law: As provided for in Article XVII (c).

d.
Breach of Agreement: This Agreement may be terminated at any time by either party by written notice if the other party materially breaches this Agreement (and such breach is not cured within the time specified below for cure) and provided the party seeking to terminate this Agreement has given the other party ten (10) days’ prior written notice of the nature of the claimed breach and its intent to terminate if the claimed breach is not cured within such ten (10) day period.

B.	Either the Company or Manager may terminate this Agreement at any time upon one hundred-eighty (180) days prior written notice to the other.

C.	Manager may terminate this Agreement immediately in the event:

1.	The Company is subject to a regulatory order that has a material impact on the Company’s ability to perform.

ARTICLE XIV

CONTINUING DUTIES OF MANAGER AFTER TERMINATION

A.
If the Company elects upon termination of this Agreement, and for as long as the Company elects, Manager will perform all of the duties necessary for the proper servicing of all risks or Policies bound or written under this Agreement until all those Policies shall have expired or been terminated. These services shall include, but are not limited to, canceling, issuing mandatory endorsements, and collecting and returning premiums due the Company.

B.
So long as the Manager continues to perform duties in accordance with this Article, the Manager shall continue to receive the Production and Administration Commission set forth in Article V (A), and the Company will not unreasonably preclude Manager from performing the duties referred to herein.

C.	Should Manager not continue to perform any duties for any reason the Company shall discontinue payment of any Production and Administration Commission set forth in Article V (A).

D.
If this Agreement is terminated by the Company for any reason under Article XIII for which immediate notice may be given, and the Company is required to renew any policies under the law of any jurisdiction, the Manager will not be entitled to any Production and Administration Commission with respect to that renewal business.

ARTICLE XV

WAIVER OF STATUTORY TERMINATION RIGHTS OF MANAGER

Both Manager and the Company are aware that there are or may be laws or regulations in the various jurisdictions served by Manager that may be interpreted to provide Manager with certain rights of notice, “run-off”, continuation of business written through Manager, prevention of termination and regulatory review and possible disapproval of the termination of this Agreement. Because this Agreement has been mutually entered into for a special purpose, and places responsibilities, duties and obligations upon Manager both beyond those and different from those of a normal soliciting agent, Manager acknowledges that this therefore involves and necessitates a different relationship. Manager hereby specifically waives any and all rights with respect to termination of this Agreement that may now or hereafter be provided Manager by such statute or regulation in recognition of that different relationship, and agrees not to impose upon or require compliance by the Company of any obligations relating to termination of this Agreement other than those provided for specifically in this Agreement.

ARTICLE XVI

DISPUTE RESOLUTION

If a dispute between the Company and the Manager should arise concerning a provision of this Agreement or concerning its interpretation or validity (whether arising before or after the termination of this Agreement) the parties agree to attempt in good faith to resolve such dispute by non-binding mediation. The mediation shall be held in Harrisburg, Pennsylvania and will be completed within ninety (90) days of the date on which both parties have been notified. However, nothing in this clause will preclude either party from thereafter pursuing any means of dispute resolution, including but not limited to litigation, should mediation fail to result in a mutually acceptable solution to the dispute.

ARTICLE XVII

OTHER TERMS AND CONDITIONS

A.
Waiver and Estoppel: The failure of the Company or Manager to insist on strict compliance with this Agreement, or to exercise any right or remedy shall not constitute a waiver of any rights provided under this Agreement, nor estop the parties from thereafter demanding full and complete compliance nor prevent the parties from exercising such a remedy in the future.

B.
Notice and Cure: Whenever there is a default under this Agreement, either party shall be entitled to written notice of default and have the right to cure such default within ten (10) days from notice of such default.

C.
Conflict with Law: If any provision of this Agreement should be declared invalid by a court of general jurisdiction and superseded by specific law or regulation, such law or regulation shall control to the extent of such conflict without affecting the remaining provisions of this Agreement.

D.	Assignment: Neither this Agreement nor any rights or obligations under this Agreement may be assigned or delegated by Manager without the prior written consent of the Company.

E.
Headings: The headings preceding the text of the Articles and paragraphs of the Agreement are intended and inserted solely for the convenience of reference and shall not affect the meaning, construction or effect of this Agreement.

F.	Governing Law: This Agreement shall be governed as to performance, administration and interpretation by the laws of the State of Pennsylvania.

G.
Honorable Undertaking: This Agreement shall be considered as an honorable undertaking made in good faith and shall be subject to a liberal construction for the purpose of giving effect to the good faith and honorable intentions of Manager and the Company.

H.	Promptly: Unless the context and circumstances require action sooner, the term “promptly” in this Agreement shall be defined to mean “within five (5) business days.”

I.	Notices: Wherever notice is required under this Agreement, it shall be in writing, sent by certified mail, or reputable overnight carrier, and addressed:

A.  If to the Company:

Anthony Bonomo
President
Physicians Reciprocal Managers, Inc.
2 North Second Street, 7th Floor
Harrisburg, PA 17101-1604

B.  If to Manager:

Steven Ostrer
President
Professional Medical Administrators, L.L.C.
111 East Shore Road
Manhasset, NY 11030

J.
Independent Contractor: This Agreement is not a contract of employment and nothing contained in this Agreement shall be construed to create the relationship of joint venture, partnership, or employer and employee between the Company and Manager. Manager is an independent contractor and shall be free, subject to the terms and conditions of this Agreement, to exercise judgment and discretion with regard to the conduct of business.

K.
Negotiated Agreement: This Agreement has been negotiated by the parties and the fact that the initial and final draft shall have been prepared by a particular party shall not be used in any forum in the construction or interpretation of this Agreement of any of its provisions.

L.
Entire Agreement: This Agreement supersedes all previous agreements, whether written or oral, between the Company and Manager, or their predecessors with respect to the Business to be written under this Agreement.

1.	This Agreement may be amended, altered or modified only in writing signed by both parties.

2.
Manuals, rules, regulations, guidelines, instructions and directions issued in writing by the Company from time to time as provided in this Agreement, shall bind the parties as though a part of this Agreement.

M.	Third Party Beneficiary: Nothing in this Agreement, except as expressly stated herein, is intended to create any benefit for any third party not a party hereto.

N.
Confidentiality: Each party shall treat as confidential any and all information received from the other party pursuant to this Agreement, and shall not disclose any such information to any third party without the prior written consent of the other party. Each party shall not disclose directly or indirectly to any third party any term or provision of this Agreement without the prior written consent of the other party. These obligations of confidentiality shall survive termination of this Agreement.

The Manager and the Company, intending to be bound, have executed this Agreement in duplicate, each of which shall serve as an original:

PHYSICIANS’ RECIPROCAL MANAGERS, INC.

/s/ Anthony J. Bonomo
Anthony Bonomo
President
Physicians Reciprocal Managers, Inc.

PROFESSIONAL MEDICAL ADMINISTRATORS, L.L.C.

/s/ Steven Ostrer
Steven Ostrer
President
Professional Medical Administrators, L.L.C.

PROGRAM MANAGER’S AGREEMENT

(The Business)

EXHIBIT A

The Company extends underwriting authority to the Manager as follows:

Professional Liability for physicians and surgeons, nurse practitioners, nurse anesthetists, physician assistants, nurse midwives and any other healthcare professionals as per the Rates, Rules, Underwriting Guidelines and forms filed with the Pennsylvania Insurance Departments and other state regulatory departments as agreed from time to time which shall be part of and is hereby incorporated into this Agreement.

PROGRAM MANAGER’S AGREEMENT

(Claims Authority)

EXHIBIT B

____ extends claims authority to the Manager as follows:

All claims shall be administered by Administrators for the Professions, Inc. (“AFP”) on behalf of the Manager.

It is agreed that Manager shall be responsible for and administer claims arising under the ____ policies which constitute the Business, subject to the requirements and limitations set forth below:

A.
All subject claims shall be handled by Manager until their final disposition, except as otherwise indicated in this Agreement, and in compliance with all applicable laws, regulations and guidelines. The Manager shall establish and maintain claim files on each claim reported and advise the insured of procedures to be followed when a claim arises.

B.	Reporting Requirements

1.
The Manager must report all claims on monthly bordereaux which reflect the status and change of status for each claim. Each claim so reported will reflect an individual ____ claim number assigned by Manager and in a format acceptable to ____. Such bordereaux will be provided to ____ as specified in Section F., Monthly Reporting, subsection - Claims Bordereaux. Additionally, Manager shall prepare detailed written reports on any particular claim as may be requested by ____.

2.	All claims involving any one of the following criteria outlined below will be considered a “Catastrophic Occurrence.”

a.	Incidents involving a fatality.

b.	Brain damage injuries (skull fracture, concussion, loss of consciousness, etc.)

c.	Spinal injury with potential for paraplegia or quadriplegia.

d.	Dismemberment or other serious disfigurement potential.

e.	Injuries involving nerve damage.

f.	Burn injuries.

g.	Injuries involving a fracture or multiple fractures.

h.	Serious vision and/or hearing impairment injuries.

i.	Environmental claims.

j.	Any claim involving extra contractual obligations, excess, or direct claims against the company or State Insurance Department inquiries.

k.	Any claims or loss involving class actions.

l.	Any claim alleging sexual abuse or molestation.

m.	Any claim valued in excess of $500,000 indemnity.

3.	All Catastrophic Occurrences, as defined in Section A(2), will be subject to the following additional reporting requirements:

a.	The Manager will report such claims to ____ immediately upon notice or receipt by Manager and on a monthly basis, as described in Section F.

b.	The Manager will report these claims, regardless of its opinion as to likelihood of liability for each such Catastrophic Occurrence.

c.
The Manager will also provide a written report concerning the development of these Catastrophic Occurrence Claims on a regular basis, at intervals not to exceed 90 days or sooner upon notice of material development.

C.	Manager’s Authority

1.	All claims shall be autonomously handled by the Manager. AFP shall have authority to initiate or transact a settlement or compromise, or make full payment of the indemnity demands for such claims.

2.
Manager shall provide immediate written notice to ____ of any claim in which coverage is denied to an Insured without the advice of outside counsel. A complete copy of the claim file shall accompany such notice and all subsequent received or produced information shall immediately be forwarded to ____.

3.
Manager shall provide immediate written notice to ____ of any claim immediately upon Manager reasonably determining that the expected indemnity value will equal or exceed $500,000. A complete copy of the claim file shall be sent to ____ upon their request.

4.	Manager is authorized to incur such reasonable expenses allocable to individual claims as are necessary for the proper administration of this Agreement.

D.	Indemnity Payments

Manager shall arrange for and make indemnity payments, in compliance with Section C., above, and in conformance with the following:

1.	Claim payments do not require written authority and approval from ____.

2.	Indemnity payments will be made by ____ at the request of Manager within 48 hours of receipt from the reinsurer of the indemnity amount requested.

E.	Expense Payments

Manager shall arrange for and make payment of expenses reasonably incurred by it, pursuant to Section C. of this Agreement, and in conformance with the following restrictions:

1.	Expenses not incurred directly by Manager:

a.	Expense payments do not require written authority and approval from ____.

b.	Expenses directly incurred by Manager.

c.
Expense payments will be made by the Manager from the fiduciary account and such payments will be deducted from the monthly premium remitted to ____ and the reinsurer as their interests appear. If, however, expense payments are more than the premium for the month, ____ will remit to the Manager the additional amount required within 48 hours of receiving payment from the reinsurer.

2.	Expenses Directly Incurred by Manager.

a.	Labor Expenses of Manager:

$750.00 per claim file per year, or if open for part of a year, prorated from the first day of the month of opening to the first day of the month following the month of closing. Payment shall be made monthly and in advance, the first payment to include the month of opening and the month that follows.

b.	Other Manager Expenses:

The Manager shall be entitled to reimbursement by ____ and its reinsurer as their interests appear for the cost of the following internal expenses incurred by its employees:

i.	Fees to obtain records, x-rays and study models;
ii.	Fees for copying records, x-rays and study models;
iii.	Fees for expert review of file;
iv.	Fees for clinical examination of plaintiff/claimant;
v.	Fees for outside investigator for background investigation, i.e., fraud, criminal;
vi.	Fees for service of legal papers or subpoenas;
vii.	Court reporter bills for deposition and/or trial transcripts;
viii.	Fees to obtain prior transcripts for experts, both ours and our adversary’s;
ix.	Fees to obtain material related to investigation, i.e., legal research and/or medical research;
x.	Fees to obtain information from governmental agencies related to Insured or claimants;
xi.	Fees to Insureds for attendance at trial as provided for under the policy, and
xii.	Any other specific expenses approved, in writing, by ____.

F.	Monthly Reporting

1.	Claims Bordereau

a.
The Manager shall provide a separate Inception-to-Date and a Month-to-Date Claims Bordereaux, on a diskette (on a format agreed upon by Manager and ____) as well as a hard copy by the 25th of every calendar month or the last prior working day. Such Claims Bordereaux shall include the following information:

1.	Inception-to-Date Claims Bordereau

a.	PMA Claim Number
b.	____ Claim Number
c.	Policy Number
d.	Named Insured
e.	Policy Effective Date
f.	Policy Expiration Date
g.	Retroactive Date
h.	Status of Claim (open/closed)
i.	Claimant Name
j.	Date of Loss
k.	Report Date of Loss
l.	ITD Balance of Outstanding Reserves

m.	ITD Balance of Losses Paid
n.	ITD Balances of Expenses Paid (Outside)
o.	ITD Balances of Expenses Paid (Inside)
p.	ITD Subrogation Recoveries
q.	ITD Subrogation Expenses
r.	ITD Amount of Claim (sum of l-r)

2.	Month-to-Date Claims Bordereau

a.	PMA Claim Number
b.	____ Claim Number
c.	Policy Number
d.	Named Insured
e.	Policy Effective Date
f.	Policy Expiration Date
g.	Retroactive Date
h.	Status of Claim (open/closed/changed)
i.	Claimant Name
j.	Date of Loss
k.	Report Date of Loss
l.	MTD Outstanding Reserves
m.	MTD Losses paid
n.	MTD Expenses Paid (Outside)
o.	MTD Expenses Paid (Inside)
p.	MTD Subrogation Recoveries
q.	MTD Subrogation Expenses
r.	MTD Amount of Claim (sum of l-r)

G.	Recovery

The Manager shall diligently pursue all avenues of possible recovery, i.e., subrogation or recovery or recoupment of loss or expense paid. All recoveries must be made payable to ____ and its reinsurer as their interests appear. The amount of the Recovery paid shall be included in the bordereaux which reflects activity for the month that the Recovery was received by the Manager. Manager shall provide any additional details concerning a recovery as may be requested by ____.

H.	Service of Suit

____ hereby appoints the Manager agent for service of process on any suit or proceeding involving a claim or loss arising out of a policy issued by the Manager on behalf of ____.

I.	Compensation

Manager’s full compensation for rendering claims services for the Business as provided herein shall be its direct incurred labor expenses detailed in Section E.2.a., above.

The Manager and ____, intending to be bound, have executed this Claims Authority, Exhibit B, to the Agreement in duplicate, each of which shall serve as an original:

First Professionals Insurance Company, Inc.

__________________________________
Robert E. White
Senior Vice President - Administration
First Professionals Insurance Company, Inc.

Professional Medical Administrators, L.L.C.	Administrators for the Professions, Inc.

__________________________________	__________________________________
Anthony Bonomo	Anthony Bonomo
President	Chief Executive Officer/President
Professional Medical Administrators, L.L.C.	Administrators for the Professions, Inc.